Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 File No. 333.175637) of Cooper-Standard Holdings Inc.,

(2)	Registration Statement (Form S-8 File No. 333-188516) pertaining to the registration of common stock of Cooper-Standard Holdings Inc.,

(3)	Registration Statement (Form S-3 File No. 333-189981) of Cooper-Standard Holdings Inc.;
of our reports dated February 23, 2016, with respect to the consolidated financial statements and schedule of Cooper-Standard Holdings Inc. and the effectiveness of internal control over financial reporting of Cooper-Standard Holdings Inc. included in this Annual Report (Form 10-K) of Cooper-Standard Holdings Inc. for the year ended December 31, 2015.
/s/ Ernst & Young LLP
Detroit, Michigan
February 23, 2016